                                    EXHIBITS


                                    EXHIBIT 5


                                November 18, 1998

Securities and Exchange Commission
450 Fifth Street
Judiciary Plaza
Washington, DC  20549

      Re:      Maxco, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

      We have been requested to give our opinion in connection with the proposed registration of 500,000 shares of Common Stock of Maxco, Inc. (the "Company") which will be registered under the Securities Act of 1933 with the Securities and Exchange Commission in a registration statement on Form S-8 to be filed on or about November 19, 1998. The shares are to be issued pursuant to the Maxco Inc.1998 Stock Option Plan to officers and key employees of Maxco, Inc. and its subsidiaries, as well as nonemployee directors, consultants or advisors, who are in a position to contribute materially to the prosperity of the Company.

      As General Counsel for the Company, we have examined the Articles of Incorporation of the Company, its Bylaws, its Minutes of meetings of its Board of Directors, and made such other examination and investigation as we deem appropriate, and we are of the opinion that the 500,000 shares of Common Stock to be registered by the Company will be, when issued, legally issued, fully paid and non-assessable.

      We hereby consent to the filing of our opinion as Exhibit 5 to the Form S-8 Registration Statement filed by the Company to effect registration of the shares under the Securities Act of 1933 and to the reference to us under the caption "Interests of Named Experts and Legal Counsel" in such Registration Statement.

                                Very truly yours,

                                 WARREN CAMERON
                             FAUST & ASCIUTTO, P.C.


                            /s/ Josephine L. Cameron